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Exhibit 10.43

NINTH AMENDMENT, CONSENT AND WAIVER TO SECOND AMENDED AND
RESTATED CREDIT AGREEMENT

        THIS NINTH AMENDMENT AND CONSENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 19, 2005 (this "Amendment"), to the Second Amended and Restated Credit Agreement, dated as of September 30, 2003 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among General Electric Capital Corporation, as Agent ("Agent"), Inverness Medical Innovations, Inc. ("Innovations"), Wampole Laboratories, Inc. and Inverness Medical (UK) Holdings Limited, as borrowers ("Borrowers"), the other Credit Parties signatory thereto, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as documentation agent, co-syndication agent and lender, UBS Securities LLC, as co-syndication agent, and the lenders signatory thereto from time to time (collectively, the "Lenders").

W I T N E S S E T H

        WHEREAS, Borrowers have notified Agent that (i) contrary to the terms and conditions of Section 2 of the Eighth Amendment and Consent to the Credit Agreement, dated as of December 20, 2004 (the "Eighth Amendment"), the Inverness Canada Transfer and the Merger (as each such terms are defined in the Eighth Amendment) did not occur on the same Business Day, and (ii) have requested a waiver of any Event of Default resulting therefrom;

        WHEREAS, Borrowers have notified Agent that Inverness Medical Switzerland GmbH ("Swissco") desires to (i) directly acquire that certain registered trademark "Crystal Clear" (the "Trademark Acquisition") and (ii) indirectly acquire through Inverness Medical Australia Pty Ltd, a newly formed wholly-owned subsidiary of Swissco organized in Australia ("Inverness Australia"), certain assets (the "Asset Acquisition" and, together with the Trademark Acquisition, the "Australian Acquisition") held by Advanced Clinical Systems International Pty Ltd ("ACSI") and Grandlodge Pty Ltd ("Grandlodge" and together with ACSI, the "Sellers") pursuant to that certain Business Purchase and Settlement Agreement, in the form attached hereto as Exhibit A (as amended, supplemented or otherwise modified from time to time, the "Acquisition Agreement");

        WHEREAS, Borrowers have advised Agent that the Australian Acquisition does not constitute a Permitted Acquisition and therefore is prohibited under Section 6.1 of the Credit Agreement unless the Borrowers obtain the consent of the Agent and the Requisite Lenders to the Australian Acquisition;

        WHEREAS, Borrowers have requested that Agent and Requisite Lenders consent to the formation of Inverness Australia as an Excluded European Subsidiary and to the consummation of the Australian Acquisition;

        WHEREAS, Borrowers have notified Agent that they desire to dissolve Unipath BV (an Excluded European Subsidiary);

        WHEREAS, Agents and Requisite Lenders have agreed to extend the time period for compliance with certain covenants set forth in the Seventh Amendment and Consent to the Credit Agreement dated as of July 27, 2004 (the "Seventh Amendment"), in the manner, and on the terms and conditions, provided for herein; and

        WHEREAS, Agent and Requisite Lenders have agreed to amend the Credit Agreement in the manner, and on the terms and conditions, provided for herein.

        NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Definitions.    Capitalized terms not otherwise defined herein (including in the Recitals) shall have the meanings ascribed to them in the Credit Agreement.

        2.    Waiver.    As of the Effective Date (as hereinafter defined), Agent and Requisite Lenders hereby waive any Event of the Default resulting from the failure of the Inverness Canada Transfer and the Merger to have occurred on the same Business Day as required by Section 2 of the Eighth Amendment.

        3.    Consent to Australian Acquisition.    As of the Effective Date, Agent and Requisite Lenders hereby (i) consent to the formation of Inverness Australia in accordance with the terms of the organizational documents provided to Agent, and (ii) agree that neither the formation of Inverness Australia nor the consummation of the Australian Acquisition (which shall include the delivery by Swissco of a guaranty of Swissco in connection with the Acquisition Agreement), shall constitute a breach of the Credit Agreement, provided, however, that the consents and agreements of Agent and Requisite Lenders set forth above are expressly conditioned on satisfaction of all of the following conditions in Agent's discretion:

          (a)   the Credit Parties shall not expend any cash in connection with the Australian Acquisition other than for cash payments to ACSI under the Acquisition Agreement, working capital advances and costs and expenses associated with the Australian Acquisition, which payments, advances, costs and expenses shall not exceed $6,000,000 in the aggregate; provided that any working capital advances shall be provided in the form of a capital contribution or an intercompany loan upon documentation reasonably satisfactory to Agent;

          (b)   Agent shall have received executed copies of the Acquisition Agreement, together with all amendments thereto, and all documentation delivered in connection therewith (each of which, including any amendments, shall be in form and substance satisfactory to Agent);

          (c)   Inverness Australia shall at all times constitute an Excluded European Subsidiary; provided, that, notwithstanding the foregoing, at any time at the request of Agent, Borrowers shall take all actions necessary to cause Inverness Australia to join the Credit Agreement and the other Loan Documents as a European Credit Party and, in connection therewith, shall cause Inverness Australia to take such actions and execute and deliver such documents as Agent may reasonably request; provided, that, the Credit Parties shall not be liable for or required to reimburse Agent or Lenders for any stamp duty or other taxes that may be required to be paid by Agent or Lender in connection with such request by Agent (unless such request is made in connection with (i) any request by the Credit Parties for consent to take any action that would, without the prior consent of the Agent and the Requisite Lenders, result in a breach of Sections 3(a), 3(d) or 3(e) hereof, or (ii) any action by any of the Credit Parties or any Excluded Subsidiary in violation of Sections 3(a), 3(d) or 3(e)) to the extent such stamp duty or other tax results solely from the guarantee of Inverness Australia of obligations of the Credit Parties in excess of the value of the assets and other property of Inverness Australia at such time; and

          (d)   until such time, if any, as Inverness Australia has joined the Credit Agreement and the other Loan Documents as a European Credit Party, none of the Credit Parties, nor any Excluded Subsidiary, shall pay, transfer, lend or otherwise provide any monies or assets to Inverness Australia (other than the amounts set forth in Section 3(a) above;

          (e)   until such time, if any, as Inverness Australia has joined the Credit Agreement and the other Loan Documents as a European Credit Party, Inverness Australia hereby covenants and agrees with Agent and Lenders that it shall not (a) create, incur, assume or permit to exist any

  Indebtedness, other than intercompany indebtedness permitted under Section 3(a) above or (b) create, incur, assume or permit to exist any Lien on or with respect to any of its properties or assets (whether now owned or hereafter acquired) except for Permitted Encumbrances.

        The Borrowers and each of the other Credit Parties hereby acknowledge and agree that the failure of the deliveries or conditions set forth above in this Section 3 to be satisfied within the time period set forth above, if any, or the breach of any of the covenants set forth above shall constitute an immediate Event of Default under the Credit Agreement.

        4.    Agreement by Borrowers and Other Credit Parties Regarding Australian Acquisition.    The Borrowers and each of the other Credit Parties hereby acknowledge and agree that, prior to or simultaneously with the consummation of the Australian Acquisition (or within such period of time as is expressly provided below):

          (a)    Satisfaction of Conditions.    Agent shall have received evidence satisfactory to Agent that each of the conditions set forth in Section 6.1(ii)-(x) (other than clauses (v) and (viii) thereof) of the Credit Agreement has been satisfied in connection with the Australian Acquisition.

          (b)   Inverness Australia shall provide evidence of the termination of the (A) fixed and floating charge granted by ACSI to Grandlodge (ASIC Charge No. 1077366) and (B) fixed and floating charge granted by ACSI in favor of Westpac Banking Corporation (ASIC Charge No. 1077366).

          (c)    Pledge Amendment.    If requested by Agent, within 30 days of the date of such request, Agent shall have received a pledge amendment to that certain Pledge Agreement, dated as of September 30, 2003, by and among Swissco and Agent (as amended, the "Swiss Pledge Agreement"), in form and substance satisfactory to Agent, duly executed by an authorized officer of Swissco, pursuant to which Swissco pledges one hundred percent (100%) of the issued and outstanding Stock of Inverness Australia (the "Inverness Australia Stock") to Agent, together with all collateral and ancillary documentation required by the Swiss Pledge Agreement, including, without limitation, original certificates representing the Inverness Australia Stock pledged by Swissco.

          (d)    Organizational Documents and Good Standing.    Within 30 days of the effective date of the Australian Acquisition, Agent shall have received a copy of each of Inverness Australia's (i) organizational documents and all amendments thereto and (ii) good standing certificates or the foreign equivalent and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date and certified by the applicable authorized Governmental Authority.

          (e)    Bylaws and Resolutions.    Within 30 days of the effective date of the Australian Acquisition, Agent shall have received a copy of (i) Inverness Australia's bylaws (or foreign equivalent thereof) and all amendments thereto, and (ii) resolutions of Inverness Australia's sole shareholder or board of directors approving and authorizing the execution, delivery and performance of the Loan Documents to which Inverness Australia is, or will be a party and the transactions to be consummated in connection therewith, each certified by an authorized officer of Inverness Australia as being in full force and effect without any modification or amendment.

          (f)    Collateral Assignment of Acquisition Agreement.    Upon request, Agent shall have received a collateral assignment of the Acquisition Agreement, duly executed by an authorized officer of Inverness Australia, Swissco and, to the extent necessary, acknowledged by Sellers.

          (g)    Consummation of Acquisition.    The Australian Acquisition shall be consummated in accordance with the terms of the Acquisition Agreement as previously provided to Agent (with no waivers or modifications thereto) on or before February 28, 2005.

        The Borrowers and each of the other Credit Parties hereby acknowledge and agree that the failure of the deliveries or conditions set forth above in this Section 4 to be satisfied within the time periods provided therein shall constitute an immediate Event of Default under the Credit Agreement.

        5.    Consent to Dissolution of Unipath BV.    As of the Effective Date, Agent and Requisite Lenders hereby consent to the dissolution of Unipath BV. Immediately following the effectiveness of such termination, that certain Pledge of Shares Agreement, dated November 14, 2002, by and among Swissco and Agent relating to the pledge by Swissco of all of the outstanding shares of Unipath to Agent shall terminate and be of no further force or effect.

        6.    Seventh Amendment Covenants.    The Credit Parties hereby covenant and agree to satisfy the covenant set forth in Section 11(b)(v) of the Seventh Amendment on or before February 28, 2005 or such longer period as may be agreed to by Agent in its sole discretion. Any failure to satisfy such covenant within any such time period shall constitute an immediate Event of Default.

        7.    Amendments to Credit Agreement as of the Effective Date.    As of the Effective Date, Annex A to the Credit Agreement is hereby amended by deleting the definition of "Excluded European Subsidiary" and replacing it with the following:

  "Excluded European Subsidiary" means (a) Unipath BV, an entity organized under the laws of The Netherlands; (b) Unipath Management Limited, a company organized under the laws of England and Wales; (c) Unipath Scandinavia AB, an entity organized under the laws of Sweden; (d) Inverness Medical Benelux Bvab, an entity organized under the laws of Belgium; (e) Orgenics and each of the subsidiaries of Orgenics; and (f) Inverness Medical Australia Pty Ltd."

        8.    Representations and Warranties.    To induce Agent and Requisite Lenders to enter into this Amendment, the Credit Parties hereby, jointly and severally, represent and warrant that:

          (a)   The execution, delivery and performance by each Credit Party of this Amendment and the performance of the Credit Agreement as amended by this Amendment (the "Amended Credit Agreement") and the execution, delivery and performance by Inverness Investments, Swissco and Inverness Australia of any other Loan Documents to which it is or will be a party and the creation of all Liens provided for therein: (i) are within such Person's corporate, company or partnership power; (ii) have been (or will be prior to execution thereof) duly authorized by all necessary corporate, limited liability company or limited partnership action; (iii) do not contravene any provision of such Person's charter, bylaws or equivalent constitutive documents or partnership or operating agreement, as applicable; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of such Person, other than a Lien in favor of Agent; and (vii) do not require the consent or approval of any Governmental Authority or any other Person except those which will have been duly obtained, made or complied with prior to the Effective Date.

          (b)   This Amendment has been duly executed and delivered by or on behalf of each of the Credit Parties.

          (c)   This Amendment constitutes a legal, valid and binding obligation of each of the Credit Parties, enforceable against each of them in accordance with its terms.

          (d)   No Default or Event of Default has occurred and is continuing or would result after giving effect to the provisions of this Amendment.

          (e)   No action, claim or proceeding is now pending or, to the knowledge of any Credit Party, threatened against such Credit Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any foreign, federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which (i) challenges any Credit Party's right or power to enter into or perform any of its obligations under this Amendment or any other Loan Document to which it is or will be, a party, or the validity or enforceability of this Amendment, the Credit Agreement or any Loan Document or any action taken thereunder, or (ii) has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect after giving effect to this Amendment.

          (f)    The representations and warranties of the Credit Parties contained in the Amended Credit Agreement and each other Loan Document shall, after giving effect hereto) be true and correct on and as of (i) the date hereof, and (ii) the Effective Date, in each case, with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

          (g)   Unipath BV does not hold and, at any time since the date it was acquired by Swissco, has not held, any assets or conducted any operations.

        9.    Amendments.    The Credit Parties shall not amend the Acquisition Agreement without the prior written consent of the Agent. Any failure of the Credit Parties to comply with this covenant shall constitute an immediate Event of Default under the Credit Agreement.

        10.    No Other Amendments/Waivers.    Except as expressly provided herein (a) the Credit Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms and (b) this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Agent or any Lender may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

        11.    Affirmation of Obligations.    Each of the Credit Parties hereby acknowledges, agrees and affirms (a) its obligations under the Credit Agreement and the other Loan Documents, including, without limitation, its guaranty obligations thereunder, (b) that such guaranty shall apply to the Obligations in accordance with the terms thereof, (c) the grant of the security interest in all of its assets pursuant to the Loan Documents and (d) that such liens and security interests created and granted are valid and continuing and secure the Obligations in accordance with the terms thereof.

        12.    Outstanding Indebtedness; Waiver of Claims.    Each of Borrowers and the other Credit Parties hereby acknowledges and agrees that as of January 18, 2005 (a) the outstanding balance of the European Revolving Loan is $11,000,000.00 and (b) the outstanding balance of the US Revolving Loan is $20,052,862.59. Borrowers and each other Credit Party hereby waives, releases, remises and forever discharges Agent, Lenders and each other Indemnified Person from any and all claims, suits, actions, investigations, proceedings or demands arising out of or in connection with the Credit Agreement (collectively, "Claims"), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which any Borrower or any other Credit Party ever had, now has or might hereafter have against Agent or Lenders which relates, directly or indirectly, to any acts or omissions of Agent, Lenders or any other Indemnified Person on or prior to the Effective Date, provided, that no Borrower nor any other Credit Party waives any Claim solely to the extent such Claim relates to Agent's or any Lender's gross negligence or willful misconduct.

        13.    Expenses.    Borrowers hereby reconfirm their obligations pursuant to Section 11.3of the Credit Agreement to pay and reimburse Agent for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

        14.    Effectiveness.    Upon satisfaction in full in the judgment of Agent of each of the following conditions, this Amendment shall be deemed effective as of January 18, 2005 (the "Effective Date"):

          (a)    Amendment.    Agent shall have received four (4) original signature pages to this Amendment, duly executed and delivered by Agent, Requisite Lenders, and each of the Credit Parties.

          (b)    Payment of Fees and Expenses.    Borrowers shall have paid to Agent all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to Agent (including, without limitation, reasonable legal fees and expenses).

          (c)    Representations and Warranties.    The representations and warranties of or on behalf of each of the Credit Parties in this Amendment shall be true and correct on and as of the date hereof and the Effective Date.

        15.    GOVERNING LAW.    THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        16.    Counterparts.    This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

        IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

BORROWERS
WAMPOLE LABORATORIES, LLC. INVERNESS MEDICAL (UK) HOLDINGS LIMITED
By:	/s/ ANTHONY J. BERNARDO
Name: Anthony J. Bernardo Title: Duly Authorized Signatory

AGENT AND LENDERS
GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and Lender
By:	/s/ KEITH KENNEDY Duly Authorized Signatory
MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as a Lender
By:	/s/ LUIS VIERA Duly Authorized Signatory
UBS AG, CAYMAN ISLANDS BRANCH, as a Lender
By:	/s/ WILFRED V. SAINT Duly Authorized Signatory
By:	/s/ RICHARD L. TAUROW Duly Authorized Signatory

The following Persons are signatories to this Amendment in their capacity as Credit Parties and not as Borrowers.

INVERNESS MEDICAL INNOVATIONS, INC.
INVERNESS MEDICAL, INC.
UNIPATH DIAGNOSTICS, INC.
UNIPATH ONLINE, INC.
OSTEX INTERNATIONAL, INC.
INVERNESS MEDICAL INTERNATIONAL HOLDING CORP.
INVERNESS MEDICAL INTERNATIONAL HOLDING CORP. II
UNIPATH LIMITED
APPLIED BIOTECH, INC.
FOREFRONT DIAGNOSTICS, INC.
MORPHEUS ACQUISITION CORP.
INVERNESS MEDICAL INVESTMENTS, LLC
INVERNESS MEDICAL CANADA INC.
MEDICALE INVERNESS CANADA INC.
INNOVATIONS RESEARCH LLC
ADVANTAGE DIAGNOSTICS CORPORATION IVC INDUSTRIES, INC.
By:	/s/ ANTHONY J. BERNARDO
Name: Anthony J. Bernardo Title: Duly Authorized Signatory

ORGENICS INTERNATIONAL HOLDINGS BV
INVERNESS MEDICAL SWITZERLAND GMBH
INVERNESS MEDICAL GERMANY GMBH
UNIPATH DIAGNOSTICS GMBH
CAMBRIDGE DIAGNOSTICS IRELAND LIMITED
PREGYMED GMBH
SCANDINAVIAN MICRO BIODEVICES APS
SELFCARE TECHNOLOGY, INC.
VIVA DIAGNOSTIKA—DIAGNOSTISCHE PRODUKTE—GMBH
DMD, DIENSTLEISTUNGEN & VERTRIEB FUR MEDIZIN UND DIAGNOSTIK GMBH
HALL LABORATORIES LTD.
INVERNESS MEDICAL EURASIA LIMITED
By:	/s/ PAUL T. HEMPEL
Name: Paul T. Hempel Title: Duly Authorized Signatory

For purposes of Section 3(e) only:
INVERNESS MEDICAL AUSTRALIA PTY LTD
By:	/s/ PAUL T. HEMPEL
Name: Paul T. Hempel, Director Title: Duly Authorized Signatory

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NINTH AMENDMENT, CONSENT AND WAIVER TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT